Exhibit 5.1

OPINION OF NICHOLAS J. CAMERA, ESQ.

April 18, 2007

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

In my capacity as General Counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), I have been asked to render this opinion as to the legality of the securities being registered under a Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations under the Securities Act. The Registration Statement relates to the registration under the Securities Act of $250,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2010 (the “New Notes”) to be offered in exchange for $250,000,000 aggregate principal amount of the Company’s outstanding Floating Rate Notes due 2010 originally issued on December 8, 2006 in an offering exempt from registration under the Securities Act (the “Old Notes”).

The New Notes will be issued by the Company in accordance with the terms of the Senior Debt Indenture dated as of November 14, 2004 between the Company and SunTrust Bank (to whose interests as trustee U.S. Bank National Association has succeeded), as trustee (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture dated as of December 8, 2006 between the Company and U.S. Bank National Association, as trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, I have reviewed the following documents:

(a)	the Registration Statement (including its exhibits);

(b)	the Base Indenture, incorporated by reference as Exhibit 4.1 to the Registration Statement; and

(c)	the Supplemental Indenture (including as an exhibit thereto the form of Global Note), incorporated by reference as Exhibit 4.2 to the Registration Statement.

In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified (i) the accuracy as to factual matters of each document I have reviewed and (ii) that the New Notes will conform to the form thereof that I have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, I am of the opinion that when the New Notes, in the form provided for in the Supplemental Indenture, have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes, the New Notes will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the Delaware General Corporation Law, the federal law of the United States of America or the laws of the State of New York), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York, and, where necessary, the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. The opinion expressed herein is rendered on and as of the date hereof, and I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary